EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

We consent to the incorporation by reference on Form S-8 of T Banchares, Inc. of our report dated March 30, 2012 with respect to the consolidated financial statements of T Bancshares, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2011.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, TX

March 30, 2012